EXHIBIT 2.2


                                  PLAN OF CONVERSION

                                          of

                                FJF FINANCIAL, M.H.C.

                                          and

                       ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK










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                                  PLAN OF CONVERSION

                                          of

                                FJF FINANCIAL, M.H.C.

                                         and

                         AGREEMENT AND PLAN OF REORGANIZATION

                                       between

                                FJF FINANCIAL, M.H.C.

                                         and

                       ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK

                             EFFECTIVE AS OF MAY 24, 1995

                           AND AMENDED AS OF AUGUST 7, 1995







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                                TABLE OF CONTENTS

   Section
   Number                                                                   Page
   ------                                                                   ----

     1.   Introduction  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     2.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     3.   General Procedure for Conversion and Reorganization . . . . . . . .  8
     4.   Number of Shares and Purchase Price of Conversion Stock . . . . . . 11
     5.   Subscription Rights of Eligible Account Holders
           (First Priority) . . . . . . . . . . . . . . . . . . . . . . . . . 12
     6.   Subscription Rights of the Tax-Qualified
           Employee Stock Benefit Plans (Second Priority) . . . . . . . . . . 13
     7.   Subscription Rights of Supplemental Eligible
            Account Holders (Third Priority)  . . . . . . . . . . . . . . . . 14
     8.   Subscription Rights of Other Members (Fourth Priority)  . . . . . . 14
     9.   Subscription Rights of Savings Bank Eligible Stockholders
            and Progress Eligible Stockholders  . . . . . . . . . . . . . . . 15
     10.  Community Offering  . . . . . . . . . . . . . . . . . . . . . . . . 16
     11.  Syndicated Community Offering . . . . . . . . . . . . . . . . . . . 16
     12.  Limitation on Purchases . . . . . . . . . . . . . . . . . . . . . . 17
     13.  Timing of Subscription Offering; Manner of Exercising
           Subscription Rights and Order Forms  . . . . . . . . . . . . . . . 19
     14.  Payment for Conversion Stock  . . . . . . . . . . . . . . . . . . . 21
     15.  Account Holders in Nonqualified States or in Foreign Countries  . . 22
     16.  Voting Rights of Stockholders . . . . . . . . . . . . . . . . . . . 22
     17.  Liquidation Account . . . . . . . . . . . . . . . . . . . . . . . . 22
     18.  Transfer of Savings Accounts  . . . . . . . . . . . . . . . . . . . 24
     19.  Requirements Following Conversion for Registration,
           Market Making and Stock Exchange Listing . . . . . . . . . . . . . 24
     20.  Directors and Officers of Progress Bank . . . . . . . . . . . . . . 24
     21.  Restrictions on Transfer of Stock . . . . . . . . . . . . . . . . . 24
     22.  Restrictions on Acquisition of Stock of Progress Bank . . . . . . . 25
     23.  Tax Rulings or Opinions . . . . . . . . . . . . . . . . . . . . . . 25
     24.  Dividend and Repurchase Restrictions on Stock . . . . . . . . . . . 26
     25.  Payment of Fees to Brokers  . . . . . . . . . . . . . . . . . . . . 26
     26.  Dissenting Stockholders . . . . . . . . . . . . . . . . . . . . . . 26
     27.  Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     28.  Amendment or Termination of the Plan  . . . . . . . . . . . . . . . 26
     29.  Interpretation of the Plan  . . . . . . . . . . . . . . . . . . . . 27

     Annex A - Plan of Merger Between the Mutual Holding Company and the Savings Bank.




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1.   INTRODUCTION

     On December 31, 1992, Roxborough-Manayunk Federal Savings and Loan Association (the "Association"), a federally chartered mutual savings and loan association, reorganized into the mutual holding company form of organization. To accomplish this transaction, the Association organized Roxborough-Manayunk Federal Savings Bank (the "Savings Bank"), a federally chartered stock savings bank, as a wholly owned subsidiary. The Association then transferred substantially all of its assets and liabilities to the Savings Bank in exchange for 1,415,000 shares of Savings Bank Common Stock, and reorganized itself into a federally chartered mutual holding company known as FJF Financial, M.H.C. (the "Mutual Holding Company"). The Savings Bank simultaneously sold 200,000 shares of Savings Bank Common Stock to employee stock benefit plans, directors and employees of the Savings Bank, and other members of the public. In addition, 6,000 shares of restricted stock of Savings Bank have been issued under Management Stock Bonus Plans adopted by the Savings Bank, so that as of May 24, 1995 the Savings Bank had 1,415,000 shares of Savings Bank Common Stock owned by the Mutual Holding Company and 206,000 shares of Savings Bank Common Stock owned by the public. As of the date thereof, the Mutual Holding Company owned 87.29% of the outstanding Savings Bank Common Stock, while the Public Stockholders owned an aggregate of 12.71% of the outstanding Savings Bank Common Stock.

     The Boards of Directors of the Mutual Holding Company and the Savings Bank believe that a conversion of the Mutual Holding Company from the mutual form to a federal interim stock savings bank pursuant to this Plan of Conversion and simultaneous merger and reorganization with Progress Federal Savings Bank, Plymouth Meeting, Pennsylvania ("Progress Bank") and its holding company, Progress Financial Corporation ("Progress Holding Company") is in their best interests, as well as the best interests of their respective Members and Stockholders. Accordingly, the Mutual Holding Company and Savings Bank have also entered into an Agreement and Plan of Reorganization with Progress Bank and Progress Holding Company dated May 24, 1995 and a related Plan of Merger, which are incorporated by reference herein and made a part hereof (collectively the "Merger Agreement"). The purpose of the Conversion and Merger Agreement is to provide greater organizational flexibility in the holding company form of organization and enable the Savings Bank to increase its equity capital base available for expansion of its services, facilities, possible acquisitions of other financial institutions, possible diversification into other related financial services activities and further enhance the ability to render services to the public and compete with other financial institutions. The Boards of Directors determined that the Plan of Conversion and Merger Agreement equitably provide for the interests of certain holders of savings accounts in the Savings Bank and that consummation of the Conversion would not have any adverse impact on the net worth of the Savings Bank.

     In connection with the Plan of Conversion and Merger Agreement, the Mutual Holding Company will convert from the mutual form to a federal interim stock savings bank to be known as "FJF Financial Interim Federal Savings Bank" and simultaneously merge with and into the Savings Bank, which will then immediately merge with Progress Bank, with the Savings Bank


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being the surviving institution.  The Savings Bank will amend its charter to operate under the name "Progress Bank." Stockholders of the Savings Bank, other than the Mutual Holding Company, will exchange their shares of Savings Bank Common Stock for shares of Progress Holding Company Common Stock based upon the Exchange Ratio. Members as of specified dates will be granted non-transferable subscription rights to purchase shares of Progress Holding Company Common Stock, and a liquidation account will be established for the benefit of depositors as of specified dates.

     This Plan provides that shares of Conversion Stock will be offered first to Eligible Account Holders, then to Tax-Qualified Employee Stock Benefit Plans, then to Supplemental Eligible Account Holders, then to Other Members, then to Savings Bank Eligible Stockholders and Progress Eligible Stockholders. Any shares of Conversion Stock remaining unsold after the Subscription Offering will be offered for sale to the public through a Community Offering and/or Syndicated Community Offering, as determined by the Boards of Directors of the Primary Parties in their sole discretion.

     The Plan and Merger Agreement are subject to the approval of the OTS and must be adopted by (1) at least a majority of the total number of votes eligible to be cast by Voting Members of the Mutual Holding Company at the Special Meeting, (2) holders of at least two-thirds of the outstanding Savings Bank Common Stock at the Stockholders' Meeting and (3) the current stockholders of Progress Holding Company. In addition, the Primary Parties have conditioned the consummation of the Conversion on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders of the Savings Bank at the Stockholders' Meeting.

     Upon the completion of the Conversion, each person having a Savings Account at the Savings Bank prior to Conversion will continue to have a Savings Account at Progress Bank, without payment therefor, in the same amount and subject to the same terms and conditions (except for voting and liquidation rights) as in effect prior to the Conversion. After the Conversion, Progress Bank will succeed to all the rights, interests, duties and obligations of the Savings Bank before the Merger, including but not limited to all rights and interests of the Savings Bank in and to its assets and properties, whether real, personal or mixed. Progress Bank will continue to be a member of the Federal Home Loan Bank System and all its insured savings deposits will continue to be insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent provided by applicable law.

     All capitalized terms in this Section 1 have the meanings ascribed to them in Section 2 of this Plan.

2.   DEFINITIONS

     For the purposes of this Plan, the terms set forth below have the following meaning:

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     Acting in Concert means (i) knowing participation in a joint activity or
     -----------------
interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or (iii) a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plans will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

     Actual Purchase Price means the price per share at which the Conversion
     ---------------------
Stock is ultimately sold by the Progress Holding Company to Participants in the Subscription Offering and Persons in the Community Offering and/or Syndicated Community Offering in accordance with the terms thereof. The Actual Purchase Price will be equal to the average closing price of the Common Stock of Progress Holding Company as reported on the NASDAQ National Market during the twenty (20) trading days ending on the day prior to termination of the Subscription and Community Offerings.

     Affiliate means a Person who, directly or indirectly, through one or more
     ---------
intermediaries, controls or is controlled by or is under common control with the Person specified.

     Associate when used to indicate a relationship with any Person, means (i) a
     ---------
corporation or organization (other than any of the Primary Parties or a majority-owned subsidiary of any of the Primary Parties) of which such person is a director, officer or partner or is, directly or indirectly the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of any of the Primary Parties in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Mutual Holding Company or the Savings Bank or any of the subsidiaries of the foregoing.

     Association means Roxborough-Manayunk Federal Savings and Loan Association
     -----------
in its mutual form prior to its mutual holding company reorganization.

     Code means the Internal Revenue Code of 1986, as amended.
     ----

     Community Offering means the offering for sale by Progress Holding Company
     ------------------
to certain members of the general public directly by Progress Holding Company of any shares of Conversion Stock not subscribed for in the Subscription Offering


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     Community Purchasers - The term Community Purchasers means natural persons
     --------------------
residing in the Local Community.

     Control (including the terms "controlling," "controlled by," and "under
     -------
common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     Conversion means (i) the conversion of the Mutual Holding Company from the
     ----------
mutual form to a federal interim stock savings bank to be known as "FJF Financial Interim Federal Savings Bank" and its simultaneous merger with and into the Savings Bank, (ii) the merger of the Savings Bank with and into Progress Bank, with the Savings Bank being the surviving institution (the Savings Bank will amend its charter to operate under the name "Progress Bank") and being a wholly owned subsidiary of Progress Holding Company, (iii) the exchange of shares of Savings Bank Common Stock (other than those held by the Mutual Holding Company, which will be extinguished) for shares of Progress Holding Company Common Stock, and (iv) the issuance of Conversion Stock as provided herein.

     Conversion Stock means the common stock of Progress Holding Company to be
     ----------------
issued and sold in the Subscription Offering, the Community Offering and/or the Syndicated Community Offering pursuant to the Plan of Conversion.

     Director, Officer and Employee means the terms as applied respectively to
     ------------------------------
any person who is a director, officer or employee of the Mutual Holding Company, the Savings Bank, Progress Holding Company, Progress Bank or any subsidiaries thereof.

     Eligible Account Holder means any Person holding a Qualifying Deposit on
     -----------------------
the Eligibility Record Date for purposes of determining Subscription Rights.

     Eligibility Record Date means the date for determining Qualifying Deposits
     -----------------------
of Eligible Account Holders and is the close of business on February 28, 1994.

     Estimated Price Range means the range of the estimated aggregate pro forma
     ---------------------
market value of the total amount of Conversion Stock to be issued in the Conversion, as determined by the Independent Appraiser.

     Exchange Ratio means the rate at which shares of Progress Holding Company
     --------------
Common Stock will be exchanged for shares of Savings Bank Common Stock held by the Public Stockholders upon consummation of the Conversion. The exact rate shall be determined at the time the Actual Purchase Price is determined and shall equal the rate that will result in the Public Stockholders receiving in the aggregate the same percentage of the shares of Progress Holding Company Common Stock issued in the Conversion as the percentage of Savings Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion, before giving effect to (a) the payment of cash in lieu of issuing fractional shares

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of Progress Holding Company Common Stock, (b) any shares of Conversion Stock purchased by the Public Stockholders in the Conversion, and (c) any Dissenting Shares (as defined herein).

     Exchange Shares means Savings Bank Common Stock (other than shares owned by
     ---------------
stockholders who exercise appraisal rights in accordance OTS regulations and the Mutual Holding Company) that will be converted into shares of Progress Holding Company pursuant to the Exchange Ratio.

     FDIC means the Federal Deposit Insurance Corporation or any successor
     ----
thereto.

     Independent Appraiser means the independent investment banking or financial
     ---------------------
consulting firm retained by the Mutual Holding Company, the Savings Bank, Progress Bank and Progress Holding Company to prepare an appraisal of the estimated pro forma market value of the Conversion Stock.

     Interim means FJF Financial Interim Federal Savings Bank.
     -------

     Local Community means Philadelphia, Bucks, Delaware, Chester and Montgomery
     ---------------
Counties, Pennsylvania.

     Member means any Person qualifying as a member of the Mutual Holding
     ------
Company in accordance with its mutual charter and bylaws and the laws of the United States.

     Merger means the merger of Progress Bank with and into the Savings Bank
     ------
immediately after the simultaneous stock conversion of the Mutual Holding Company from the mutual form to a federal interim stock savings bank and the merger of Interim with and into the Savings Bank.

     Merger Agreement  refers to the Agreement and Plan of Reorganization among
     ----------------
the Mutual Holding Company, Savings Bank, Progress Holding Company and Progress Bank and a related Plan of Merger dated May 24, 1995, as amended on August 7, 1995, pursuant to which and immediately following the conversion of the Mutual Holding Company from the mutual form to a federal interim stock savings bank and the merger of Interim into the Savings Bank, the Savings Bank will merge with Progress Bank, with the Savings Bank as the surviving entity.

     Mutual Holding Company means FJF Financial, M.H.C.
     ----------------------

     Mutual Holding Company Merger means the merger of Interim with and into the
     -----------------------------
Savings Bank pursuant to the Plan of Merger included as Annex A hereto.

     Officer means an executive officer of the Savings Bank or Mutual Holding
     -------
Company and may include the chairman of the board of directors, president, vice-president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions.



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     Order Form means the form or forms provided by the Mutual Holding Company,
     ----------
containing all such terms and provisions as set forth herein, to a Participant or other Person by which Conversion Stock may be ordered in the Subscription Offering, the Community Offering and/or the Syndicated Community Offering.

     Other Member means a Voting Member who is not an Eligible Account Holder or
     ------------
Supplemental Eligible Account Holder.

     OTS means the Office of Thrift Supervision or any successor thereto.
     ---

     Participant means any Eligible Account Holder, Tax-Qualified Employee Stock
     -----------
Benefit Plan, Supplemental Eligible Account Holder, Other Member, Savings Bank Eligible Stock Holder and Progress Eligible Stockholder.

     Person means an individual, a corporation, a partnership, an association, a
     ------
joint stock company, a trust (including Individual Retirement Accounts and KEOGH accounts), an unincorporated organization or a government or any political subdivision thereof.

     Plan and Plan of Conversion mean this Plan of Conversion and amendments
     ---------------------------
hereto, as provided herein.

     Primary Parties mean the Mutual Holding Company, the Savings Bank, Progress
     ---------------
Holding Company and Progress Bank.

     Progress Bank means Progress Federal Savings Bank, Plymouth Meeting,
     -------------
Pennsylvania, a federal stock savings bank.

     Progress Eligible Stockholder means a stockholder of Progress Holding
     -----------------------------
Company as of the close of business on the date of record for voting upon the Merger Agreement.

     Progress Holding Company means Progress Financial Corporation, a
     ------------------------
corporation organized under the laws of the State of Delaware, which currently owns all of the outstanding stock of Progress Bank. Upon completion of the Merger of Progress Bank with and into the Savings Bank, Progress Holding Company shall hold all of the capital stock of the Savings Bank.

     Progress Holding Company Common Stock means the common stock of Progress
     -------------------------------------
Holding Company, par value $1.00 per share.

     Prospectus means the one or more documents to be used in offering the
     ----------
Conversion Stock in the Subscription Offering and, to the extent applicable, Community Offering and Syndicated Community Offering and for providing information to Participants and other Persons in connection with such offerings.

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     Public Stockholders means those Persons who own shares of Savings Bank
     -------------------
Common Stock, excluding the Mutual Holding Company, as of the close of business on the Voting Record Date.

     Qualifying Deposit means the aggregate balance of all Savings Accounts in
     ------------------
the Savings Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

     SAIF means the Savings Association Insurance Fund or any successor thereto.
     ----

     Savings Account includes savings accounts as defined in Section 561.42 of
     ---------------
the Rules and Regulations of the OTS and includes certificates of deposit.

     Savings Bank means Roxborough-Manayunk Federal Savings Bank.
     ------------

     Savings Bank Common Stock means the common stock of the Savings Bank, par
     -------------------------
value $1.00 per share, issued and outstanding immediately prior to consummation of the Conversion.

     Savings Bank Eligible Stockholder means a stockholder of the Savings Bank
     ---------------------------------
as of the close of business on the date of record for voting upon the Plan of Conversion and the Merger Agreement.

     SEC means the Securities and Exchange Commission.
     ---

     Special Meeting means the Special Meeting of Members of the Mutual Holding
     ---------------
Company called for the purpose of submitting this Plan and the Merger Agreement to the Members for their approval, including any adjournments of such meeting.

     Stockholders mean those Persons who own shares of Savings Bank Common
     ------------
Stock.

     Stockholders' Meeting means the annual or special meeting of Stockholders
     ---------------------
of the Savings Bank called for the purpose of submitting this Plan and the Merger Agreement to the Stockholders for their approval, including any adjournments of such meeting.

     Subscription Offering means the offering of the Conversion Stock to
     ---------------------
Participants.

     Subscription Rights means non-transferable rights to subscribe for
     -------------------
Conversion Stock granted to Participants pursuant to the terms of this Plan.

     Supplemental Eligible Account Holder means any Person, except Directors and
     ------------------------------------
Officers of the Savings Bank and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.


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     Supplemental Eligibility Record Date means the date for determining
     ------------------------------------
Qualifying Deposits of Supplemental Eligible Account Holders. The Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding OTS approval of the Application for Conversion submitted by the Mutual Holding Company pursuant to this Plan of Conversion.

     Syndicated Community Offering means the offering for sale by a syndicate of
     -----------------------------
broker-dealers to the general public of shares of Conversion Stock not purchased in the Subscription Offering and the Community Offering.

     Tax-Qualified Employee Stock Benefit Plan means any defined benefit plan or
     -----------------------------------------
defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees and which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Code as from time to time in effect. A "Non-Tax-Qualified Employee Stock Benefit Plan" is any defined benefit plan or defined contribution stock benefit plan which is not so qualified.

     Voting Member means a Person who at the close of business on the Voting
     -------------
Record Date is entitled to vote as a Member of the Mutual Holding Company in accordance with its mutual charter and bylaws.

     Voting Record Date means the date or dates for determining the eligibility
     ------------------
of Members to vote at the Special Meeting and Stockholders to vote at the Stockholders' Meeting, as applicable.

3.   GENERAL PROCEDURE FOR CONVERSION AND REORGANIZATION

     A. As soon as practicable after the adoption of the Plan (including the Plan of Merger attached hereto as Annex A) by the Boards of Directors of the Mutual Holding Company and the Savings Bank, the Savings Bank and the Mutual Holding Company shall enter into the Merger Agreement with Progress Holding Company and Progress Bank.

     B. An Application for Conversion, including the Plan, will be submitted, together with all requisite material, to the OTS for approval. The Mutual Holding Company and the Savings Bank also will cause notice of the adoption of the Plan by the Boards of Directors of the Mutual Holding Company and the Savings Bank to be given by publication in a newspaper having general circulation in each community in which an office of the Savings Bank is located; and will cause copies of the Plan to be made available at each office of the Mutual Holding Company and the Savings Bank for inspection by Members and Stockholders. After filing the Application for Conversion with the OTS, the Mutual Holding Company and the Savings Bank will post the notice of the filing of the Application for Conversion in each of their offices and will again cause to be published, in accordance with the requirements of applicable regulations of the OTS, a notice of the filing with the OTS of an application to convert the Mutual Holding Company from mutual to stock form.


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     C.   Promptly following approval of the Application for Conversion by the
OTS, this Plan and the Merger Agreement will be submitted to the Members for their consideration and approval at the Special Meeting. The Mutual Holding Company may, at its option, mail to all Members as of the Voting Record Date, at their last known address appearing on the records of the Savings Bank, a proxy statement in either long or summary form describing the Plan which will be submitted to a vote of the Members at the Special Meeting. The Mutual Holding Company shall also mail to all such Members (as well as other Participants) either a Prospectus and Order Form for the purchase of Conversion Stock or a letter informing them of their right to receive a Prospectus and Order Form and a postage prepaid card to request such materials. The Mutual Holding Company may use previously-executed general proxies from its Members to approve the Merger Agreement, but may not use previously-executed general proxies from its Members to approve the Plan. The Plan must be approved by the affirmative vote of at least a majority of the total number of votes eligible to be cast by Voting Members at the Special Meeting.

     D. Non-transferable Subscription Rights to purchase shares of Conversion Stock will be issued without payment therefor to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders, Other Members, Savings Bank Eligible Stockholders and Progress Eligible Stockholders, as set forth herein.

     E. The Savings Bank shall file preliminary proxy materials with the OTS in order to seek the approval of the Plan and Merger Agreement by its Stockholders. Promptly following clearance of such proxy materials (and of the Application for Conversion) by the OTS, this Plan and Merger Agreement will be submitted to the Stockholders as of the Voting Record Date for their consideration and approval at an annual or special meeting. The Plan and the Merger Agreement must be approved by the holders of at least two-thirds of the outstanding Savings Bank Common Stock as of the Voting Record Date. In addition, the Primary Parties have conditioned the consummation of the Conversion on the approval of the Plan and Merger Agreement by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting.

     F. Progress Holding Company shall submit or cause to be submitted an Application H-(e)3 to the OTS for approval of the transaction with the Savings Bank. In addition, applications to form an interim federal savings bank and merge the Interim and the Savings Bank shall be filed with the OTS, either as an exhibit to the Application for Conversion of the Mutual Holding Company and the Savings Bank or separately. In addition, an application to merge Progress Bank (immediately after the merger with the Mutual Holding Company) with and into the Savings Bank shall be filed as an exhibit to the H-(e)3. All notices required to be published in newspapers in connection with such applications shall be published at the times required.

     G. Progress Holding Company shall file a Registration Statement with the SEC to register the Conversion Stock and the Progress Holding Company Common Stock under the Securities Act of 1933, as amended, and shall further register the Conversion Stock and the Progress Holding Company Common Stock under any applicable state securities law. Upon


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registration and after the receipt of all required regulatory approvals, the
Conversion Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders, Other Members, Savings Bank Eligible Stockholders and Progress Eligible Stockholders. It is anticipated that any shares of Conversion Stock remaining unsold after the Subscription Offering will be sold through a Community Offering and/or a Syndicated Community Offering.

     H. Progress Holding Company shall contribute to the Progress Bank an amount of the net proceeds received by Progress Holding Company from the sale of Conversion Stock as shall be determined by the Boards of Directors of Progress Holding Company and Progress Bank and as shall be approved by the OTS.

     I. Upon the effective date of the Conversion, the following transactions shall occur:

          (i) the Mutual Holding Company shall convert its charter from a mutual holding company to a federal interim stock savings bank and simultaneously merge with and into the Savings Bank, with the Savings Bank being the surviving institution, and the shares of Savings Bank Common Stock held by the Mutual Holding Company shall be extinguished;

          (ii) Members of the Mutual Holding Company will be granted interests in the liquidation account to be established by the Savings Bank, which liquidation account will be maintained in the immediate subsequent merger with Progress Bank;

          (iii) Progress Bank shall merge with and into the Savings Bank, with the Savings Bank being the surviving institution as a wholly owned subsidiary of Progress Holding Company;

          (iv) the shares of Savings Bank Common Stock held by the Stockholders of the Savings Bank, other than the Mutual Holding Company, shall be converted into shares of Progress Holding Company Common Stock based upon the Exchange Ratio, with cash paid in lieu of fractional shares based upon the Actual Purchase Price;

          (v) options to purchase shares of Savings Bank Common Stock which are outstanding immediately prior to consummation of the Conversion shall be converted into options to purchase shares of Progress Holding Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged;

         (vi) Progress Holding Company shall sell an amount of Conversion Stock determined in accordance with the provisions herein.


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






     J. The Charter of the Savings Bank shall be amended upon consummation of the Merger to reflect the establishment of a liquidation account in accordance with Section 18 hereof and to reflect the assumption of the current liquidation account of Progress Bank.

     K. The Primary Parties may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Conversion, including in connection with the Subscription Offering, the Community Offering and/or any Syndicated Community Offering, the payment of fees to brokers and investment bankers for assisting Persons in completing and/or submitting Order Forms. All fees, expenses, retainers and similar items shall be reasonable.

     L. The Conversion Stock will not be insured by the FDIC. The Primary Parties will not knowingly lend funds or otherwise extend credit to any Person to purchase shares of the Conversion Stock.

4.   NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK.

          Pursuant to the Plan and Merger Agreement, Progress Holding Company intends to offer for sale shares of Conversion Stock and Exchange Shares. The total amount of Conversion Stock and Exchange Shares to be issued and sold by Progress Holding Company in the Conversion will be determined by the Boards of Directors of the Primary Parties in consultation with the Independent Appraiser of the pro forma market value of the Conversion Stock and Exchange Shares. The aggregate price at which all shares of Conversion Stock will be sold shall be equal to the estimated pro forma market value of the Savings Bank upon merger into the Progress Bank as determined by the Independent Appraisal. Such pro forma market value shall be based upon the incremental pro forma market value to Progress Holding Company attributable to the Conversion and the Merger including the net proceeds from the sale of the Conversion Stock. The appraisal will set forth the Estimated Price Range for the Conversion Stock to be sold and issued, within which price range, as it may from time to time be amended, the Conversion Stock will be sold. The Estimated Price Range will be appropriately updated when required by applicable regulations.

     All shares sold in the Conversion will be sold at a uniform price per share referred to in this Plan as the Actual Purchase Price. The Actual Purchase Price will be the average closing price of the Common Stock of Progress Holding Company as reported on the Nasdaq National Market during the twenty (20) trading days ending on the day prior to termination of the Subscription and Community Offerings. The aggregate Actual Purchase Price for all shares of Conversion Stock will not be inconsistent with the estimated consolidated pro forma market value. The estimated consolidated pro forma market value will be determined for such purpose by the Independent Appraiser. Prior to the commencement of the Subscription and Community Offerings, an Estimated Price Range will be established, which range will vary within 15% above to 15% below the midpoint of such range. The aggregate amount of Conversion Stock to be issued may be increased or decreased by the Boards of Directors of the Primary Parties. In the event that the aggregate Actual Purchase Price of the Conversion Stock is below the



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






minimum of the Estimated Price Range, or materially above the maximum of the Estimated Price Range, resolicitation of purchasers may be required, provided that up to a 15% increase above the Maximum of the Estimated Price Range will not be deemed material so as to require a resolicitation. In the event that the total number of shares offered in the Conversion is increased to an amount greater than the number of shares representing the maximum of the Estimated Price Range as set forth in the Prospectus ("Maximum"), the Tax-Qualified Employee Stock Benefit Plans shall have a priority right to purchase any such shares exceeding the Maximum up to an aggregate of 8% of the Conversion Stock.

     Notwithstanding the foregoing, no sale of Conversion Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Primary Parties and to the OTS that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Conversion Stock sold is incompatible with its estimate of the aggregate consolidated pro forma market value. If such confirmation is not received, the Primary Parties may cancel the Subscription and Community Offerings and/or the Syndicated Community Offering, reopen or hold new Subscription and Community Offerings and/or Syndicated Community Offering to take such other action as the OTS may permit.

     The Conversion Stock to be issued in the Conversion shall be fully paid and nonassessable.

5.   SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

     A. Each Eligible Account Holder shall receive, without payment, nontransferable subscription rights to subscribe for shares of Conversion Stock equal to the greater of: (i) when combined with Exchange Shares received, the maximum established for the Community Offering; (ii) one-tenth of one percent of the Conversion Stock offered; or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered by a fraction of which the numerator is the amount of the Qualifying Deposits of such Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders but in no event greater than the maximum purchase limitation specified in Section 13 hereof. All such purchases are subject to the maximum and minimum purchase limitations specified in Section 13 and are exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Estimated Price Range of up to 15%.

     B. In the event that Eligible Account Holders exercise Subscription Rights for an amount of Conversion Stock in excess of the total number of such shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible


                                         -12-

Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied, provided that no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     C. Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates which are based on deposits made by such persons during the twelve (12) months preceding the Eligibility Record Date shall be subordinated to the Subscription Rights of all other Eligible Account Holders.

6. SUBSCRIPTION RIGHTS OF THE TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS (SECOND PRIORITY).

     Notwithstanding the purchase limitations discussed below, Tax-Qualified Employee Stock Benefits Plans of Progress Holding Company and the Savings Bank shall receive, without payment, non-transferable Subscription Rights to purchase in the aggregate up to 8% of the Conversion Stock, including any shares of Conversion Stock to be issued in the Conversion as a result of an increase in the Estimated Price Range after commencement of the Subscription Offering and prior to completion of the Conversion. The subscription rights granted to the Tax-Qualified Employee Stock Benefit Plans shall be subject to the availability of shares of Conversion Stock after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, provided, however, that in the event that the total amount of stock offered in the Conversion is increased to an amount greater than the maximum of the Estimated Price Range as set forth in the Prospectus (the "Maximum"), the Tax-Qualified Employee Stock Benefit Plans shall have a priority right to purchase any such shares exceeding the Maximum. Consistent with applicable laws and regulations and policies and practices of the OTS, Tax-Qualified Employee Stock Benefit Plans may use funds contributed by Progress Holding Company, Progress Bank or the Savings Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and Progress Holding Company, Progress Bank and the Savings Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause Progress Holding Company, Progress Bank or the Savings Bank to fail to meet any applicable regulatory capital requirements. Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be Associates or Affiliates or Persons Acting In Concert with any Director or Officer of any of the Primary Parties.


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






7.   SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD
PRIORITY)

     A. In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Conversion filed prior to OTS approval, then, and only in that event, each Supplemental Eligible Account Holder shall receive, without payment, nontransferable subscription rights entitling such Supplemental Eligible Account Holder to purchase that number of shares of Conversion Stock which is equal to the greater of: (i) when combined with Exchange Shares received, the maximum purchase limitation established for the Community Offering; (ii) one-tenth of 1% of the Conversion Stock offered; and (iii) or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders. All such purchases are subject to the maximum and minimum purchase limitations in Section 13 and are exclusive of an increase in the total number of shares issued due to an increase in the Maximum of the Estimated Price Range of up to 15%.

     B. Subscription rights received pursuant to this category shall be subordinated to the subscription rights received by Eligible Account Holders and by the Tax-Qualified Employee Stock Benefit Plans.

     C. Any subscription rights to purchase shares of Conversion Stock received by an Eligible Account Holder in accordance with Section 5 shall be reduced to the extent thereof the subscription rights to be distributed pursuant to this Section.

     D. In the event of an oversubscription for shares of Conversion Stock pursuant to this Section, shares of Conversion Stock shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares of Conversion Stock sufficient to make his total allocation (including the number of shares of Conversion Stock, if any, allocated in accordance with Section 5) equal to 100 shares of Conversion Stock or the total amount of his subscription, whichever is less. Any shares of Conversion Stock so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective Qualifying Deposits as compared to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders.

8.   SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)

     A. Each Other Member shall receive, without payment, nontransferable subscription rights to subscribe for shares of Conversion Stock in an amount equal to the greater of (i) when combined with Exchange Shares received, the maximum purchase limitation established for the Community Offering or (ii) one-tenth of one percent of the Conversion Stock offered, subject to the maximum and minimum purchase limitations specified in Section 12 and exclusive of an


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






increase in the total number of shares issued due to an increase in the Maximum of the Estimated Price Range of up to 15%, which will be allocated only after first allocating to Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders all shares of Conversion Stock subscribed for pursuant to Sections 5, 6 and 7 above.

     B. In the event that such Other Members subscribe for a number of shares of Conversion Stock which, when added to the shares of Conversion Stock subscribed for by the Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and the Supplemental Eligible Account Holders is in excess of the total number of shares of Conversion Stock being issued, the subscriptions of such Other Members will be allocated among the subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Other Member. Any shares remaining will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

9. SUBSCRIPTION RIGHTS OF SAVINGS BANK ELIGIBLE STOCKHOLDERS AND PROGRESS ELIGIBLE STOCKHOLDERS (FIFTH PRIORITY)

     If there are shares available after taking into account the shares of Conversion Stock subscribed for under Sections 5-8 above, each Savings Bank Eligible Stockholder and Progress Eligible Stockholder shall receive without payment nontransferable subscription rights to subscribe for shares of Conversion Stock in an amount equal to the greater of (i) when combined with Exchange Shares received, the maximum purchase limitation established for the Community Offering or (ii) one-tenth of one percent of the Conversion Stock offered, subject to the maximum and minimum purchase limitations specified in
Section 12 and exclusive of an increase in the total number of shares issued due to an increase in the Maximum of the Estimated Price Range of up to 15%, which will be allocated only after first allocating to Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members all shares of Conversion Stock subscribed for pursuant to Sections 5, 6, 7 and 8 above. If the number of shares available for purchase under this category is not sufficient to satisfy the subscription orders received from Savings Bank Eligible Stockholders and Progress Eligible Stockholders under this category, the shares will be allocated pro rata in the same proportion which the subscription of each Savings Bank Eligible Stockholder or Progress Eligible Stockholder under the category bears to the total subscriptions of all Savings Bank Eligible Stockholders and Progress Eligible Stockholders under this category, with subscriptions being rounded to the nearest 100 shares.




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






10.  COMMUNITY OFFERING

     A. If less than the total number of shares of Conversion Stock to be subscribed for in the Conversion are sold to Participants in the Subscription Offering as set forth in Sections 5-9 above, it is expected that shares remaining unsubscribed for will be made available for purchase in the Community Offering to certain members of the general public, subject to the maximum and minimum purchase limitations specified in Section 12 and exclusive of an increase in the total number of shares issued due to an increase in the Maximum of the Estimated Price Range of up to 15%. The shares may be made available in the Community Offering through a direct community marketing program which may provide for utilization of a broker, dealer, consultant or investment banking firm, experienced and expert in the sale of savings institution securities. In the Community Offering, shares will be available for purchase by the general public with preference given to natural persons residing in the Local Community as of the date of the Prospectus. Progress Holding Company and the Savings Bank shall make distribution of the Conversion Stock to be sold in the Community Offering in such a manner that will achieve the widest distribution of Conversion Stock.

     B. If the Community Purchasers in the Community Offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the Community Offering in an equitable manner as determined by the Board of Directors. If there are any shares remaining after all accepted orders by Community Purchasers have been satisfied, any remaining shares shall be allocated to other members of the general public who purchase in the Community Offering applying the same method of allocation as that utilized for Community Purchasers. Progress Holding Company and the Savings Bank shall establish all terms and conditions of such offer.

     C. The Community Offering may commence simultaneously with, during or subsequent to the completion of the Subscription Offering and if commenced simultaneously with or during the Subscription Offering the Community Offering may be limited to Community Purchasers. The Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended by the OTS.

     D. The Savings Bank and Progress Holding Company, in their absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the Community Offering, at the time of receipt or as soon as practicable following the completion of the Community Offering.

11.  SYNDICATED COMMUNITY OFFERING

     Shares of Conversion Stock not subscribed for in the Subscription and Community Offerings may be sold in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Boards of Directors of the Savings Bank and Progress Holding Company, in a manner that will achieve the widest distribution of the Conversion Stock subject to the right of the Savings Bank and Progress Holding Company, in their absolute discretion, to accept or reject in whole or in part all subscriptions in the Syndicated Community Offering. In the Syndicated Community Offering, any person together


                                         -16-
with any Associate or group of persons Acting in Concert may purchase up to the maximum purchase limitation established for the Community Offering, subject to the maximum and minimum purchase limitations specified in Section 12 and exclusive of an increase in the total number of shares issued due to an increase in the Maximum of the Estimated Price Range of up to 15%. Shares purchased by any Person together with any Associate or group of persons Acting in Concert in the Community Offering shall be counted toward meeting the maximum purchase limitation specified for this Section. Provided that the Subscription Offering has commenced, the Savings Bank and Progress Holding Company may commence the Syndicated Community Offering at any time after the mailing to the Members of the Proxy Statement to be used in connection with the Special Meeting of Members, provided that the completion of the offer and sale of the Conversion Stock shall be conditioned upon the approval of this Plan by the Voting Members. If the Syndicated Community Offering is not sooner commenced pursuant to the provisions of the preceding sentence, the Syndicated Community Offering will be commenced as soon as practicable following the date upon which the Subscription and Community Offerings terminate.

     The Savings Bank and Progress Holding Company shall have the right to sell any shares of Conversion Stock remaining following the Subscription and Community Offerings in an underwritten firm commitment public offering. The provisions of Section 12 hereof shall not be applicable to sales to underwriters for purposes of such an offering but shall be applicable to the sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Savings Bank and Progress Holding Company, which will in no event exceed an amount deemed to be acceptable by the OTS.

     If for any reason a Syndicated Community Offering or an underwritten firm commitment public offering of shares of Conversion Stock not sold in the Subscription and Community Offerings cannot be effected, other purchase arrangements will be made for the sale of unsubscribed shares by the Savings Bank and Progress Holding Company, if possible. Such other purchase arrangements will be subject to the approval of the OTS.

12.  LIMITATION ON PURCHASES

     The following limitations shall apply to all purchases of shares of Conversion Stock:

     A. The maximum number of shares of Conversion Stock which may be purchased in the Subscription Offering by any Person (or persons through a single account) in the First Priority, Third Priority, Fourth Priority and Fifth Priority shall not exceed 3.0% of the Conversion Stock (when combined with any Exchange Shares received).

     B. The maximum number of shares of Conversion Stock which may be purchased in the Community Offering and Syndicated Community Offering pursuant to Sections 10 and 11 by any Person shall not exceed 3.0% of the Conversion Stock (when combined with any Exchange Shares received).

     C. The maximum number of shares of Conversion Stock which may be subscribed for or purchased in all categories in the Conversion by any Person (or persons through a single account) or Participant together with any Associate or group of persons Acting in Concert shall not exceed 5.0 % of the Conversion Stock (when combined with any Exchange Shares received), except for Tax-Qualified Employee Stock Benefit Plans, which in the aggregate may subscribe for up to 8% of the Conversion Stock issued.

     D. The maximum number of shares of Conversion Stock which may be purchased in all categories in the conversion by Officers and Directors of the Mutual Holding Company, the Savings Bank and their Associates in the aggregate shall not exceed 30% of the total number of shares of Conversion Stock issued (when combined with any Exchange Shares received).

     E. The maximum number of shares of Progress Holding Company Common Stock which may be owned upon consummation of the Conversion by Officers and Directors of Progress Holding Company, Progress Bank and their Associates in the aggregate shall not exceed 25% of the total number of shares of issued and outstanding Progress Holding Company Common Stock.

     F. A minimum of 25 shares of Conversion Stock must be purchased by each Person purchasing shares in the Conversion to the extent those shares are available; provided, however, that the minimum number of shares requirement will not apply if the number of shares of Conversion Stock purchased times the price per share exceeds $500.

     If the number of shares of Conversion Stock otherwise allocable pursuant to Sections 5 through 12, inclusive, to any Person or that Person's Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Conversion Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person's Associates shall be reduced so that the aggregate allocation to that Person and his Associates complies with the above maximums, and such maximum number of shares shall be reallocated among that Person and his Associates as they may agree, or in the absence of an agreement, in proportion to the shares subscribed by each (after first applying the maximums applicable to each Person, separately).

     Depending upon market or financial conditions, the Boards of Directors of the Savings Bank and Progress Holding Company, without further approval of the Members, may decrease or increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares of Conversion Stock (when combined with any Exchange Shares received); provided that orders for Conversion Stock in the Community Offering or Syndicated Community Offering shall first be filled to a maximum of 2% of the total number of shares of Conversion Stock sold in the Conversion and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If the Savings Bank and Progress Holding Company increase the maximum purchase limitations, the Savings Bank and Progress Holding Company are only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Savings Bank and Progress Holding Company, resolicit certain other large subscribers. For purposes of this Section, the Directors of the Primary Parties shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Directors of the Primary Parties.


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






     In the event of an increase in the total amount of Conversion Stock offered in the Conversion due to an increase in the maximum of the Estimated Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be used in the following order of priority: (i) to fill the Tax-Qualified Employee Stock Benefit Plan's subscription to up to 8% of the Adjusted Maximum; (ii) in the event that there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum according to Section 5; (iii) in the event that there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the Adjusted Maximum according to Section 7; (iv) in the event that there is an oversubscription at the Other Member level, to fill unfilled subscriptions of Other Members exclusive of the Adjusted Maximum in accordance with Section 8;
(v) in the event that there is an oversubscription at the Savings Bank Eligible Stockholder and Progress Eligible Stockholder level, to fill unfilled subscriptions of Savings Bank Eligible Stockholders and Progress Eligible Stockholders exclusive of the Adjusted Maximum in accordance with Section 9; and
(vi) to fill unfilled Subscriptions in the Community Offering exclusive of the Adjusted Maximum, with preference given to Community Purchasers.

     Each Person purchasing Conversion Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

     For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the OTS, any outstanding shares of Progress Holding Company Common Stock, except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than one percent of the outstanding shares of Holding Company Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Holding Company Common Stock, made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan of Progress Bank or Progress Holding Company which may be attributable to any Officer or Director. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

13. TIMING OF SUBSCRIPTION OFFERING; MANNER OF EXERCISING SUBSCRIPTION RIGHTS AND ORDER FORMS

     A. The Subscription Offering may be commenced concurrently with or at any time after the mailing to Voting Members of the Mutual Holding Company and Stockholders of the Savings Bank of the proxy statement(s) to be used in connection with the Special Meeting and the Stockholders' Meeting. The Subscription Offering may be closed before the Special Meeting and the Stockholders' Meeting, provided that the offer and sale of the Conversion Stock shall be conditioned upon the approval of the Plan by the Voting Members of the Mutual Holding Company and the Stockholders of the Savings Bank at the Special Meeting and the Stockholders' Meeting, respectively.

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




     B. The exact timing of the commencement of the Subscription Offering shall be determined by the Primary Parties in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by them in connection with the Conversion. The Primary Parties may consider a number of factors, including, but not limited to, their current projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular. The Primary Parties shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

     C. The Primary Parties shall, promptly after the SEC has declared the Registration Statement which includes the Prospectus effective and all required regulatory approvals have been obtained, distribute or make available the Prospectus, together with Order Forms for the purchase of Conversion Stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights, subject to Section 15 hereof. The Primary Parties may elect to mail a Prospectus and Order Form only to those Participants who request such materials by returning a postage-paid card to the Primary Parties by a date specified in the letter informing them of their Subscription Rights. Under such circumstances, the Subscription Offering shall not be closed until the expiration of 30 days after the mailing by the Primary Parties of the postage-paid card to Participants.

     D. A single Order Form for all Savings Accounts maintained with the Savings Bank by an Eligible Account Holder and any Supplemental Eligible Account Holder may be furnished, irrespective of the number of Savings Accounts maintained with the Savings Bank on the Eligibility Record Date and Supplemental Eligibility Record Date, respectively.

     E. The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Primary Parties. The Primary Parties may extend such period by such amount of time as they determine is appropriate. Failure of any Participant to deliver a properly executed Order Form to the Primary Parties, along with payment (or authorization for payment by withdrawal) for the shares of Conversion Stock subscribed for, within the time limits prescribed, shall be deemed a waiver and release by such person of any rights to subscribe for shares of Conversion Stock. Each Participant shall be required to confirm to the Primary Parties by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

     F. The Primary Parties shall have the absolute right, in their sole discretion and without liability to any Participant or other Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed; (ii) not timely received; (iii) not accompanied by the proper payment (or authorization of withdrawal for payment) or, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to 48 hours before the completion of the Conversion; or (iv) submitted by a Person whose representations the Primary Parties believe to be false or who they otherwise

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




believe, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. The Primary Parties may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Conversion Stock by such date as they may specify. The interpretation of the Primary Parties of the terms and conditions of the Order Forms shall be final and conclusive.

14.  PAYMENT FOR CONVERSION STOCK

     A. Payment for shares of Conversion Stock subscribed for by Participants may be made in cash, if delivered in person, or by check or money order at the time the Order Form is delivered to the Primary Parties. The Primary Parties may also elect to receive payment for shares of Conversion Stock by wire transfer. In addition, the Primary Parties may elect to provide Participants and/or other Persons who have a Savings Account with the Savings Bank or Progress Bank the opportunity to pay for shares of Conversion Stock by authorizing the Savings Bank or Progress Bank to withdraw for such Savings Account an amount equal to the aggregate purchase price of such shares.

     B. Consistent with applicable laws and regulations and policies and practices of the OTS, payment for shares of Conversion Stock subscribed for by Tax-Qualified Employee Stock Benefit Plans may be made with funds contributed by Progress Holding Company, Progress Bank or the Savings Bank and/or funds obtained pursuant to a loan from an unrelated financial institution pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby.

     C. If a Participant or other person authorizes the Savings Bank or Progress Bank to withdraw an amount from his Savings Account, the Savings Bank and Progress Bank shall have the right to make such withdrawal or to freeze funds equal to the order. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Savings Bank and Progress Bank may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if any applicable minimum balance requirement ceases to be met. In such case, the remaining balance will earn interest at the regular passbook rate. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same prior to such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Conversion Stock and is entirely within the discretion of the Savings Bank or Progress Bank, as the case may be.

     D. The Savings Bank or Progress Bank, as the case may be, shall pay interest, at not less than the passbook rate, for all amounts paid in cash, by check or money order to purchase shares of Conversion Stock in the Subscription Offering and the Community Offering from the date payment is received until the date the Conversion is completed or terminated.

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




     E. Primary Parties shall not knowingly loan funds or otherwise extend credit to any Participant or other Person to purchase Conversion Stock, except to eligible Tax Qualified Employee Benefit Plans described in Section 6 hereof.

     F. Each share of Conversion Stock shall be non-assessable upon payment in full of the Actual Purchase Price.

15.  ACCOUNT HOLDERS IN NON-QUALIFIED STATES OR FOREIGN COUNTRIES

     The Primary Parties shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, no Participant will be offered or receive any Conversion Stock under the Plan if such Participant resides in a foreign country or in a jurisdiction of the United States with respect to which any of the following apply: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Conversion Stock to such Participants would require any of the Primary Parties or their respective Directors and Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify the Conversion Stock for sale in such jurisdiction, or any of the Primary Parties would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and (c) such registration, qualification or filing in the judgment of the Primary Parties would be impracticable or unduly burdensome for reasons of cost or otherwise.

16.  VOTING RIGHTS OF STOCKHOLDERS

     Following consummation of the Conversion, voting rights with respect to Progress Bank shall be held and exercised exclusively by Progress Holding Company as holder of the Progress Bank's voting capital stock, and voting rights with respect to Progress Holding Company shall be held and exercised exclusively by the holders of the Progress Holding Company's voting capital stock.

17.  LIQUIDATION ACCOUNT

     A. At the time of the Conversion, the Savings Bank shall establish a liquidation account in an amount equal to the greater of (i) $16,035,000, which is equal to 100% of the retained earnings of the Association as of June 30, 1992, the date of the latest statement of financial condition contained in the final offering circular utilized in the formation of the Mutual Holding Company, or (ii) 87.29% of the Savings Bank's total stockholders' equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion, plus the aggregate amount of dividends waived by the Mutual Holding Company since the mutual holding company reorganization of the Association. This liquidation account established by the Savings Bank will be maintained by the Savings Bank in connection with the immediate subsequent merger of Progress Bank with and into the Savings Bank. The function of the liquidation account will be to preserve the rights of certain holders of Savings Accounts in the Savings Bank who maintain such accounts in the Savings Bank following the Conversion

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




to a priority to distributions in the unlikely event of a liquidation of the Savings Bank subsequent to the Conversion.

     B. The liquidation account shall be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, who maintain their Savings Accounts in the Savings Bank after the Conversion. Each such account holder will, with respect to each Savings Account held, have a related inchoate interest in a portion of the liquidation account balance, which interest will be referred to in this Section as the "subaccount balance." All Savings Accounts having the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Savings Accounts, except as provided in Subsection D hereof.

     C. In the event of a complete liquidation of the Savings Bank subsequent to the Conversion (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current subaccount balances for Savings Accounts then held (adjusted as described below) before any liquidation distribution may be made with respect to the capital stock of the Savings Bank. No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution in which the Savings Bank is not the surviving entity shall be considered a complete liquidation for this purpose. In any such transaction, the liquidation account shall be assumed by the surviving entity.

     D. The initial subaccount balance for a Savings Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction, of which the numerator is the amount of the Qualifying Deposits of such account holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders. For Savings Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date. Initial subaccount balances shall not be increased, and shall be subject to downward adjustment as provided below.

     E. If the aggregate deposit balance in the Savings Account(s) of any Eligible Account Holder or Supplemental Eligible Account Holder, at the close of business on any annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, is less than the lesser of (a) the aggregate deposit balance in such Savings Account(s) at the close of business on any other annual closing date subsequent to such record dates or (b) the aggregate deposit balance in such Savings Account(s) as of the Eligibility Record Date or the Supplemental Eligibility Record Date, the subaccount balance for such Savings Account(s) shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Savings Account(s). The subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder will be reduced to zero if the Account Holder ceased to maintain a Savings Account at the Savings Bank that has the same social security number as appeared on his Savings Account(s) at the Eligibility Record Date or, if applicable, the Supplemental Eligibility Record Date.

     F. Subsequent to the Conversion, the Savings Bank may not pay cash dividends generally on deposit accounts and/or capital stock of the Savings Bank, or repurchase any of the capital stock of the Savings Bank, if such dividend or repurchase would reduce the Savings Bank's regulatory capital below the aggregate amount of the then current subaccount balances for Savings Accounts then held; otherwise, the existence of the liquidation amount shall not operate to restrict the use or application of any of the net worth accounts of the Savings Bank.

     G. For purposes of this Section, a Savings Account includes a predecessor or successor account which is held by an Account Holder with the same social security number.


18.  TRANSFER OF SAVINGS ACCOUNTS

     Each Savings Account in Progress Bank at the time of the consummation of the Conversion shall become, without further action by the holder, a Savings Account in the Savings Bank equivalent in withdrawable amount to the withdrawal value (as adjusted to give effect to any withdrawal made for the purchase of Conversion Stock), and subject to the same terms and conditions (except as to voting and liquidation rights) as such Savings Account in Progress Bank immediately preceding consummation of the Conversion. Holders of Savings Accounts in the Savings Bank shall not, as such holders, have any voting rights.

19. REQUIREMENTS FOLLOWING CONVERSION FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING

     In connection with the Conversion, Progress Holding Company shall continue its registration of the Progress Holding Company Common Stock pursuant to
Section 12(g) of the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years thereafter. Progress Holding Company also shall use its best efforts to continue to (i) encourage and assist a market maker to establish and maintain a market for its common stock; and (ii) have quotations for its common stock disseminated on the National Association of Securities Dealers Automated Quotation System.

20.  DIRECTORS AND OFFICERS OF PROGRESS BANK AND PROGRESS HOLDING COMPANY

     The names and positions that the current directors and senior officers of the Savings Bank and the Mutual Holding Company will assume at the Savings Bank and Progress Holding Company upon completion of the Conversion are set forth in Exhibits C, D and F to the Merger Agreement.

21.  RESTRICTIONS ON TRANSFER OF STOCK

     All shares of the Conversion Stock which are purchased by Persons other than Directors and Officers of the Mutual Holding Company and the Savings Bank shall be transferable without restriction, except as otherwise provided in the certificate of incorporation of Progress Holding Company. Shares of Conversion Stock purchased by Directors and Officers of the Holding Company and the Savings Bank on original issue from Progress Holding Company (by



                                         -24-
subscription or otherwise) shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser or pursuant to any merger or similar transaction approved by the OTS. The shares of Conversion Stock issued by Progress Holding Company to Directors and Officers of the Mutual Holding Company and the Savings Bank shall bear the following legend giving appropriate notice of such one-year restriction:

          "The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate pursuant to Part 563b of the Rules and Regulations of the Office of Thrift Supervision. These shares may not be transferred during such one year period without a legal opinion of counsel for Progress Financial Corporation that said transfer is permissible under the provisions of applicable law and regulation. This restrictive legend shall be deemed null and void after one year from the date of this Certificate."

     In addition, Progress Holding Company shall give appropriate instructions to the transfer agent for its common stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.

     The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

22.  RESTRICTIONS ON ACQUISITION OF STOCK OF PROGRESS HOLDING COMPANY

     In accordance with OTS regulations, for a period of three years from the date of consummation of Conversion, no Person, other than Tax-Qualified Employee Stock Benefit Plans, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of Progress Holding Company without the prior written consent of the OTS.

23.  TAX RULINGS OR OPINIONS

     Consummation of the Conversion is expressly conditioned upon prior receipt by the Primary Parties of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion of counsel with respect to Pennsylvania tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any material adverse tax consequences to the Primary Parties or to account holders receiving Subscription Rights before or after the Conversion, except in each case to the extent, if any, that Subscription Rights are deemed to have fair market value on the date such rights are issued.

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




24.  DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK

     A. The Savings Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below the amount required for the liquidation account. Any dividend declared or paid on, or repurchase of, the Savings Bank's capital stock also shall be in compliance with Section 563.134 of the Rules and Regulations of the OTS, or any successor thereto.

     B. Notwithstanding anything to the contrary set forth herein, Progress Holding Company may repurchase its capital stock to the extent and subject to the requirements set forth in Section 563b.3(g) of the Rules and Regulations of the OTS, or any successor thereto, or as otherwise may be approved by the OTS.

25.  PAYMENT OF FEES TO BROKERS

     The Primary Parties may elect to offer to pay fees on a per share basis to securities brokers who assist Persons in determining to purchase shares in the Subscription Offering, Community Offering and/or Syndicated Community Offering.

26.  DISSENTING STOCKHOLDERS

     If any Stockholders of the Savings Bank dissent from the Conversion and Merger Agreement and exercise and perfect the right to obtain valuation of and payment for their shares of Savings Bank Common Stock ("Dissenting Shares") pursuant to 12 C.F.R. Sec.552.14, then (a) the Dissenting Shares, if any, will be deemed to have been retired and canceled immediately prior to consummation of the Conversion, with the effect that such shares will not be exchanged for Progress Holding Company Common Stock pursuant to the provisions contained in this Plan, and (b) all payments to be made to the holders of such Dissenting Shares will be made directly by the Savings Bank.

27.  EFFECTIVE DATE

     The effective date of the Conversion shall be the date upon which Articles of Combination shall be filed with the OTS with respect to the merger of the Mutual Holding Company with and into the Savings Bank and the merger of Progress Bank with and into the Savings Bank. The Articles of Combination shall not be filed with the OTS until all requisite regulatory, Member and Stockholder approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for the Conversion Stock have been received. The closing of the sale of all shares of Conversion Stock sold in the Subscription Offering, Community Offering and/or Syndicated Community Offering shall occur simultaneously on the effective date of the Conversion.

28.  AMENDMENT OR TERMINATION OF THE PLAN

     If deemed necessary or desirable by the Boards of Directors of the Mutual Holding Company and the Savings Bank, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of

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




proxies from Members and Stockholders to vote on the Plan and at any time thereafter with the concurrence of the OTS. Any amendment to this Plan made after approval by the Members and Stockholders with the concurrence of the OTS shall not necessitate further approval by the Members or Stockholders unless otherwise required by the OTS. This Plan shall terminate if the sale of all shares of Conversion Stock is not completed within 24 months from the date of the Special Meeting. Prior to the Special Meeting, this Plan may be terminated by the Boards of the Mutual Holding Company and the Savings Bank without approval of the OTS; after the Special Meeting, the Boards of Directors may terminate this Plan only with the approval of the OTS.

29.  INTERPRETATION OF THE PLAN

     All interpretations of this Plan, and application of its provisions to particular circumstances by a majority of each of the Boards of Directors of the Primary Parties shall be final, subject to the authority of the OTS.

     IN WITNESS WHEREOF, the parties have caused this Plan to be executed by their duly authorized officers as of August 7, 1995.

                                   FJF FINANCIAL, M.H.C.




Attest:/s/John F. McGill, Jr.      By:  /s/John F. McGill
       -----------------------          ----------------------------------------
       John F. McGill, Jr.              John F. McGill, Chairman of the
       Secretary                          Board, Chief Executive Officer
                                          and President



                                   ROXBOROUGH-MANAYUNK FEDERAL
                                   SAVINGS BANK




Attest:/s/John F. McGill           By:  /s/John F. McGill
       -----------------------          ----------------------------------------
       John F. McGill, Jr.              John F. McGill, Chairman of the
       Secretary                          Board, Chief Executive Officer
                                          and President



























                                         -28-

                                                                         ANNEX A

                                 PLAN OF MERGER


     PLAN OF MERGER, dated as of May 24, 1995 ("Plan of Merger"), and amended on August 7, 1995 by and between Roxborough-Manayunk Federal Savings Bank ("Savings Bank") and FJF Financial, M.H.C. ("Mutual Holding Company"). Unless otherwise noted, defined terms shall have the same meaning as those set forth in the Plan of Conversion of FJF Financial, M.H.C. and Agreement and Plan of Reorganization between FJF Financial, M.H.C. and Roxborough-Manayunk Federal Savings Bank ("Plan") (of which this Plan of Merger is an Annex thereto).

                                   WITNESSETH:

     WHEREAS, on December 31, 1992, Roxborough-Manayunk Federal Savings and Loan Association (the "Association"), a federally chartered mutual savings and loan association, reorganized into the mutual holding company form of organization whereby (i) the Association organized Roxborough-Manayunk Federal Savings Bank (the "Savings Bank"), a federally chartered stock savings bank, as a wholly owned subsidiary; (ii) the Association then transferred substantially all of its assets and liabilities to the Savings Bank in exchange for 1,415,000 or 87.61% of the shares of Savings Bank Common Stock, and reorganized itself into a federally chartered mutual holding company known as FJF Financial, M.H.C.;

     WHEREAS, the Board of Directors of the Mutual Holding Company has determined that it is in the best interests of the Mutual Holding Company and its members to convert from the mutual to stock form of organization;

     WHEREAS, the Savings Bank is currently a majority owned subsidiary of the Mutual Holding Company;

     WHEREAS, the Conversion of the Mutual Holding Company to stock form will be facilitated by causing the Mutual Holding Company to convert from the mutual form to a federal interim stock savings bank to be known as "FJF Financial Interim Federal Savings Bank" ("Interim") and simultaneously merge with the Savings Bank ("Reorganization"); and

     WHEREAS, immediately upon completion of the Reorganization, the Savings Bank will merge with Progress Bank, the wholly owned subsidiary of Progress Holding Company ("Merger"). The Savings Bank will be the surviving institution and will change its name to "Progress Bank." The existing minority stockholders of the Savings Bank will exchange their shares of the Savings Bank for shares of Progress Holding Company based upon an Exchange Ratio established in accordance with the independent appraisal of the Savings Bank upon merger with Progress Bank and the trading price of the stock of Progress Holding Company, and the remaining shares will be sold in subscription and community offerings, giving priority subscription rights as set forth in the Plan in accordance with Office of Thrift Supervision ("OTS") conversion regulations.


                                         -1-

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, and in accordance with federal law, the Savings Bank and the Mutual Holding Company hereby agree that, subject to the conditions hereinafter set forth, the Mutual Holding Company shall convert from the mutual form to a federal interim stock savings bank, and Interim shall then be merged with and into the Savings Bank with the Savings Bank as the surviving entity. The terms and conditions of such merger shall be as follows:

     1. Regulatory Approvals. The merger shall not become effective until receipt of approval of the Office of Thrift Supervision ("OTS") and any other agency having jurisdiction over the merger, if any.

     2. Identity and Name of Resulting Savings Bank. The resulting savings bank in the Reorganization shall be the Savings Bank.

     3. Offices of Resulting Savings Bank. The home office of the Savings Bank, as the resulting savings bank, shall be the Savings Bank's office located at 6060 Ridge Avenue, Philadelphia, Pennsylvania. The locations of the branch offices of the resulting savings bank shall be those of the Savings Bank in existence on the date of this Plan of Merger. In addition, the resulting savings bank shall operate branch offices at such additional locations as may be approved by the OTS.

     4. The Savings Bank's Federal Charter and Bylaws. The federal stock charter and bylaws of the Savings Bank as in effect immediately prior to the effectiveness of the Reorganization shall be amended as necessary to accomplish the Reorganization.

     5. Effective Date. The effective date of the Reorganization ("Effective Date") shall be the date as soon as practicable after the issuance and/or execution by the OTS and any other federal or state regulatory agencies, of all approvals, certificates and documents as may be required in order to cause the Reorganization and the Merger to become effective.

     6. Savings Bank Stockholder Approval. The affirmative vote of the holders of two-thirds of the outstanding Savings Bank Common Stock and at least a majority of such Savings Bank Common Stock not held by the Mutual Holding Company voting at a meeting of the stockholders shall be required to approve this Plan of Merger.

     7. Mutual Holding Company Approval. The approval of a majority of the members of the Mutual Holding Company, as of a specified date shall be required to approve this Plan of Merger.



                                         -2-

     8. Cancellation of Savings Bank Common Stock held by the Mutual Holding Company and Member Interests; Liquidation Account.

          (a) On the Effective Date, (i) each share of Savings Bank Common Stock issued and outstanding immediately prior to the Effective Date and held by the Mutual Holding Company shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be canceled, (ii) the interests in the Mutual Holding Company of any person, firm or entity who or which qualified as a member of the Mutual Holding Company in accordance with its mutual charter and bylaws and the laws of the United States prior to the Mutual Holding Company's conversion from mutual to stock form (the "Members") shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be canceled, and (iii) the Savings Bank shall establish a liquidation account on behalf of each depositor member of the Mutual Holding Company, as defined in the Plan, in accordance with Section 17 of the Plan.

          (b) At or after the Effective Date and prior to the Merger, each certificate or certificates theretofore evidencing issued and outstanding shares of Savings Bank Common Stock, other than any such certificate or certificates held by the Mutual Holding Company, which shall be canceled, shall continue to represent issued and outstanding shares of Savings Bank Common Stock.

     9. Dissenting Shares. No Member of the Mutual Holding Company shall have any dissenter or appraisal rights in connection with the Reorganization. However, stockholders of the Savings Bank shall have dissenter or appraisal rights in accordance with Section 26 of the Plan and 12 C.F.R. Sec. 552.14.

     10. Deposits of the Savings Bank. All deposit accounts of the Savings Bank shall be and will become deposits in the resulting savings bank without change in their respective terms, interest rates, maturities, minimum required balances or withdrawal values. After the Effective Date, the resulting savings bank will continue to issue deposit accounts on the same basis as immediately prior to the Effective Date.

     11. Effect of Reorganization. Upon the Effective Date of the Reorganization and the Merger, all assets and property (real, personal and mixed, tangible and intangible, chooses in action, rights and credits) then owned by the Savings Bank or the Mutual Holding Company or which would inure to either of them, shall immediately by operation of law and without any conveyance, transfer or further action, become the property of the resulting savings bank, which shall have, hold and enjoy them in its own right as fully and to the same extent as they were possessed, held and enjoyed by the Savings Bank and the Mutual Holding Company immediately prior to the Effective Date of the Reorganization. The resulting savings bank shall be deemed to be a continuation of the entity of both the Savings Bank and the Mutual Holding Company and all of the rights and obligations of the Savings Bank and the Mutual Holding Company shall remain unimpaired; and the resulting savings bank, upon the Effective Date of the Reorganization, shall succeed to all those rights and obligations and the duties and liabilities connected therewith.



                                   E - 141

     12. Directors and Executive Officers. The persons who are the current officers and directors of the Savings Bank will be the directors and officers of the resulting savings bank and such terms or positions will be unchanged.

     13. Abandonment of Plan of Merger. This Plan of Merger may be abandoned by either the Savings Bank or the Mutual Holding Company at any time before the Effective Date in the manner set forth in Section 28 of the Plan.

     14. Amendment of this Plan of Merger. This Plan of Merger may be amended or modified at any time by mutual agreement of the Boards of Directors of the Savings Bank and the Mutual Holding Company in the manner set forth in Section 28 of the Plan of Conversion.

     15. Governing Law. This Plan of Merger is made pursuant to, and shall be construed and be governed by, the laws of the United States, and the rules and regulations promulgated thereunder, including without limitation, the rules and regulations of the OTS.

     16. All Terms Included. This Plan of Merger sets forth all terms, conditions, agreements and understandings of the Savings Bank and the Mutual Holding Company with respect to the Reorganization.

     17. Counterparts. This Plan of Merger may be executed in several identical counterparts, each of which when executed by the Parties and delivered shall be an original, but all of which together shall constitute a single instrument. In making proof of this Plan of Merger, it shall not be necessary to produce or account for more than one such counterpart.



















                                         -4-

     IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be executed by their duly authorized officers as of August 7, 1995.

                                   FJF FINANCIAL, M.H.C.




Attest:                            By:
       -----------------------          ----------------------------------------
       John F. McGill, Jr.              John F. McGill, Chairman of the
       Secretary                          Board, Chief Executive Officer
                                          and President



                                   ROXBOROUGH-MANAYUNK FEDERAL
                                   SAVINGS BANK




Attest:                                 By:
       ----------------------------          -----------------------------------
       John F. McGill, Jr.              John F. McGill, Chairman of the
       Secretary                        Board, Chief Executive Officer
                                        and President













                                         -5-

















                                   E - 143